UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2012

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)
000-18911	81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices)  (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On January 18, 2012, Glacier Bancorp, Inc. (“GBCI”) announced plans to combine its eleven separate banking subsidiaries into a single commercial bank.  Under the terms of the Plan and Agreement of Reorganization and Merger dated January 18, 2012, the ten bank subsidiaries which operate throughout the states of Montana, Colorado, Idaho, Utah, Washington and Wyoming, will merge with Glacier Bank, headquartered in Kalispell, Montana, and operate as separate divisions, under the same names, management teams and division directors as prior to the consolidation.  As part of this consolidation, Glacier Bank will file with the appropriate federal and state bank regulators an application to merge the bank subsidiaries.  The Glacier Bank Board of Directors and executive officers will be the Board of Directors and senior management team of GBCI.  Following the consolidation of the subsidiary banks, Glacier Bank will have approximately $7.2 billion in assets and through its divisions, will operate 102 branches.

Consummation of the merger, expected to occur in early second quarter of 2012, is subject to several conditions, including receipt of applicable regulatory approvals.  For more information regarding the proposed transaction, reference is made to the attached Press Release which is attached to this Report as Exhibit 99.1 and incorporated by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.  The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release dated January 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2012	GLACIER BANCORP, INC.

	By:	/s/ Michael J. Blodnick
Michael J. Blodnick
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated January 18, 2012